Exhibit 99.1

Press Release

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700 F: 617.621.0431
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports Financial Results for the Second Quarter of 2005

On Track to File ANDA for M-Enoxaparin in August

CAMBRIDGE, MA — August 10, 2005 – Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company developing drugs based on its proprietary sugar sequencing technology, today announced its financial results for the second quarter and six months ended June 30, 2005.

For the second quarter of 2005, the Company reported a net loss of $4.6 million compared with a net loss of $2.9 million for the same period last year.  For the six months ended June 30, 2005, the Company reported a net loss of $8.4 million compared with a net loss of $5.5 million for the six months ended June 30, 2004.

At June 30, 2005, the Company held cash, cash equivalents, and marketable securities of $46.9 million, compared with $53.6 million at December 31, 2004.

“We are finalizing our abbreviated new drug application (ANDA) for M-Enoxaparin, our generic version of Lovenox®,” said Alan Crane, Chief Executive Officer of Momenta.  “We reiterate our expectation that our ANDA will be filed during the month of August.”

“We believe that our proprietary technology provides us with the unique ability to thoroughly characterize the complex mixture of sugar chains that comprise Lovenox and to demonstrate that our generic product meets the FDA requirements for same active ingredients,” continued Mr. Crane.

M-Enoxaparin is a technology-enabled generic version of the low molecular weight heparin drug Lovenox.  Marketed by Sanofi-Aventis, Lovenox is widely prescribed for the prevention and treatment of deep vein thrombosis and treatment of acute coronary syndromes.  Worldwide sales of Lovenox in 2004 were reported to be approximately $2.4 billion, with a U.S. market share of approximately 85%.

“Subsequent to the close of the second quarter, we made the strategic decision to raise additional equity capital.  On July 21, 2005, we raised net proceeds of approximately $122.3 million through the issuance of approximately 4.8 million shares of common stock.  We believe this transaction provides us with a stronger capital base to pursue near term product opportunities where we can leverage our technology advantage, as well as to continue to fund our existing discovery and development programs,” concluded Mr. Crane.

Revenue for the second quarter of 2005 was $3.4 million, compared to $2.1 million for the second quarter of 2004.  For the six months ended June 30, 2005, revenue was $7.1 million compared to $3.2 million in the same period of 2004.  Revenue in all periods was earned under the Company’s collaborative agreement with Sandoz, an affiliate of Novartis AG.  Pursuant to the collaboration, Momenta and Sandoz have agreed to jointly develop, manufacture, and commercialize M-Enoxaparin, and Sandoz is responsible for funding substantially all of the development, regulatory, legal and commercialization costs associated with M-Enoxaparin.

Research and development expenses for the second quarter of 2005 were $5.0 million, compared to $3.5 million for the same period in 2004.  For the six months ended June 30, research and development expenses were $10.3 million in 2005 compared to $5.7 million in 2004.  The increase in research and development spending was primarily due to increased headcount and increased manufacturing and other research expenses.

General and administrative expenses for the second quarter of 2005 totaled $3.2 million, compared with $1.6 million for the same period in 2004.  For the six months ended June 30, general and administrative expenses were $5.8 million in 2005 compared to $3.0 million in 2004.  The increase in general and administrative spending was primarily due to increased professional fees, increased headcount, and additional insurance coverage and other public company costs.

Conference Call Information

Management will host a conference call on Wednesday, August 10, 2005 at 10:00 am EDT to provide an update on the Company and discuss second quarter results. To access the call, please dial 866-700-7173 (domestic) or 617-213-8838 (international) prior to the scheduled conference call time and provide the access code 19905356. A replay of the call will be available approximately two hours after the call and will be accessible through August 17, 2005. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international) and provide the access code 44855780.

A live audio webcast of the call will be available on the “Investors” section of the Company’s website, www.momentapharma.com.  Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through September 10, 2005.

About Momenta

Momenta Pharmaceuticals, Inc. is a biotechnology company specializing in the detailed structural analysis and design of complex sugars for the development of improved versions of existing drugs, the development of novel drugs and the discovery of new biological processes.  Momenta is also utilizing its ability to sequence sugars to create technology-enabled generic versions of sugar-based and biologic drug products.  The Company’s most advanced product candidate is M-Enoxaparin, a technology-enabled generic version of Lovenox®.  Based on its understanding of complex sugars, Momenta has created a diversified pipeline of near-term product opportunities, novel development products and discovery candidates.  Momenta was founded in 2001 and is headquartered in Cambridge, MA.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding Momenta Pharmaceuticals Inc.’s future expectations, beliefs, goals, plans or prospects, including statements relating to results of operations, regulatory filings and current and future development efforts, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Momenta’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in Momenta’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the Securities and Exchange Commission under the section ”Risk Factors That May Affect Results,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding Momenta’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words.  Momenta assumes no obligations to update the information included in this press release.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Balance Sheets

(in thousands)

	June 30, 2005	December 31, 2004
Assets

Cash and marketable securities	$46,864	$53,621
Restricted cash	1,485	1,485
Other assets	9,890	9,224
Total assets	$58,239	$64,330

Liabilities and Stockholders’ Equity
Current liabilities	$6,339	$5,962
Other liabilities	2,065	1,375
Stockholders’ equity	49,835	56,993
Total liabilities and stockholders’ equity	$58,239	$64,330

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Collaboration revenue	$3,364	$2,115	$7,137	$3,151
Operating expenses:
Research and development*	4,999	3,508	10,288	5,748
General and administrative*	3,231	1,580	5,771	2,989
Total operating expenses	8,230	5,088	16,059	8,737
Loss from operations	(4,866)	(2,973)	(8,922)	(5,586)
Other income, net	286	83	572	114
Net loss	(4,580)	(2,890)	(8,350)	(5,472)

Deemed dividend related to beneficial conversion feature of Series C redeemable convertible preferred stock	—	—	—	(20,389)
Dividends and accretion to redemption value of redeemable convertible preferred stock	—	(1,034)	—	(1,852)
Net loss attributable to common stockholders	$(4,580)	$(3,924)	$(8,350)	$(27,713)
Basic and diluted net loss per share attributable to common stockholders	$(0.18)	$(0.79)	$(0.33)	$(7.28)
Shares used in computing basic and diluted net loss per share attributable to common stockholders	25,116	4,985	24,992	3,808

*Includes stock-based compensation of the following:

Research and development	$157	$108	$271	$199
General and administrative	418	635	731	953
Total stock-based compensation	$575	$743	$1,002	$1,152

Contact:

Michael A. Lawless

Momenta Pharmaceuticals, Inc.

617-395-5189